EXHIBIT 10.2

January 30, 2003

Gay Kelley
5325 Grand Mesa Dr.
Fort Worth, TX 76137

Re:   Severance Agreement

Dear Gay:

     CareerStaff Unlimited, Inc. ("CareerStaff") hereby offers you a severance agreement (the "Agreement") that will apply in the event of the termination of your services (hereinafter referred to as "employment") to all of Sun Healthcare Group, Inc., and its direct and indirect subsidiaries, including but not limited to CareerStaff (collectively, "SHG"). Capitalized terms not otherwise defined, shall have the meanings specified in Section 9.

1.     Effectiveness and Term. On execution by SHG and you, this Agreement shall be effective and shall continue so long as you are employed by SHG.

2.     Prior Severance Agreement. Except as provided herein, any prior agreement, arrangement or understanding between you and SHG relating to or in connection with the possible payment of severance to you upon termination of your employment, and any prior agreement relating to non-competition with SHG or non-solicitation of SHG employees is hereby terminated and superceded in its entirety by this Agreement.

3.     Effect of Involuntary Termination.

a.   Severance Payment. In the event of your Involuntary Termination, subject to your execution of a release of claims in favor of SHG and CareerStaff, SHG shall pay you an amount equal to twelve (12) months of pay based on your annual salary at the rate then in effect.

b.   Certain Benefits. In the event of your Involuntary Termination, your right to participate in any retirement or benefits plans and perquisites shall cease as of the date of termination. You and your eligible dependents may elect to continue coverage under COBRA of any health, dental and vision plans in effect at the time.

c.   Accrued Wages, Etc. In the event of your Involuntary Termination, CareerStaff shall pay you the full amount of any earned but unpaid salary through the date of such termination, plus a cash payment (calculated on the basis of your salary at the rate then in effect) for all unused paid time off which you have earned as of the date of such termination and a cash payment for any unreimbursed expenses. As of the date of such termination, you shall immediately relinquish the right to any additional payments or benefits from CareerStaff under this Agreement.

4.     Effect of Change in Control. In the event of an Involuntary Termination of your employment with SHG within one year following a Change in Control, you shall be entitled to an amount equal to one times your annual salary at the rate then in effect.

5.     Effect of Other Terminations. In the event that your employment with SHG terminates for reasons other than your Involuntary Termination or a Change in Control, CareerStaff shall pay you the full amount of any earned but unpaid salary through the date of such termination, plus a cash payment (calculated on the basis of your salary at the rate then in effect) for all unused paid time off which you have earned as of the date of such termination and a cash payment for any unreimbursed expenses. As of the date of such termination, you shall immediately relinquish the right to any additional payments of benefits from SHG under this Agreement. Your right to participate in any retirement or benefits plans and perquisites shall cease as of the date of termination. You and your eligible dependents may elect to continue coverage under COBRA of any health, dental and vision plans in effect at the time.

6.     Protection of SHG's Interests.

a.   Confidentiality. You agree that you will not at any time, during or after the term of this Agreement, except in performance of you obligations to SHG hereunder or with the prior written consent of the Chief Executive Officer of SHG, directly or indirectly disclose to any person or organization any secret or "Confidential Information" that you may learn or have learned by reason of your association with SHG. The term "Confidential Information" means any information not previously disclosed to the public or to the trade by CareerStaff's and/or SHG's management with respect to CareerStaff's and/or SHG's products, services, business practices, facilities and methods, salary and benefit information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of CareerStaff's and/or SHG's products or lines of business), business plans, prospects or opportunities, compliance and clinical processes, policies and procedures.

b.   Exclusive Property. You confirm that all Confidential Information is and shall remain the exclusive property of CareerStaff and/or SHG. All business records, papers and documents kept or made by you relating to the business of CareerStaff and/or SHG shall be and remain the property of CareerStaff and/or SHG. Upon the termination of your employment for any reason or upon the request of CareerStaff and/or SHG at any time, you shall promptly deliver to CareerStaff and/or SHG, and shall not without the consent of the Chief Executive Officer of SHG, retain copies of, Confidential Information, or any written materials not previously made available to the public, or records and documents made by you or coming into your possession concerning the business or affairs of CareerStaff and/or SHG.

c.   Nonsolicitation. You shall not, during your employment under this Agreement, and for twelve (12) months following the termination of this Agreement, for whatever reason, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with CareerStaff and/or SHG or any customer, patient or client of CareerStaff and/or SHG to terminate his or her association or contract with CareerStaff and/or SHG, nor in any manner, directly or indirectly, interfere with the relationship between CareerStaff and/or SHG and any of such persons or entities.

d.   Non-Disparagement. You shall not during your employment under this Agreement and for twelve (12) months following termination of the Agreement, for whatever reason, make any statements that are intended to or that would reasonably be expected to harm CareerStaff and/or SHG or any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and employees and their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives. CareerStaff and SHG and their officers and directors will not make any statements that are intended to or that would reasonably be expected to harm your or your reputation or that reflect negatively on your performance, skills, or ability.

e.   Non-Competition. For a period of one year after your employment with SHG terminates or for so long as SHG or any portion thereof continues to engage in the rehab or nurse staffing business serving long term care facilities, whichever period is shorter, you agree not to, directly or indirectly, serve as an employee, officer or director of, or consult with or otherwise assist or act in the service of, any rehab or nurse staffing company servicing long term care facilities which does business in the United States of America and which has operations in any one or more of the States of California, Connecticut, Georgia, Illinois, Indiana, Louisiana, Maine, Maryland, Michigan, Mississippi, Massachusetts, New York, North Carolina, New Mexico, Ohio, Oklahoma, Tennessee, Texas, Washington or West Virginia; provided, however, that this Section 6(e) shall be for the sole and exclusive benefit of SHG and, accordingly, shall not be enforceable by and shall not inure to the benefit of any successor to the rehab or nurse staffing business currently operated by SHG unless expressly hereafter agreed to in a subsequent written document you execute and deliver to that successor as determined in your sole and absolute discretion.

f.   Relief. Without intending to limit the remedies available to CareerStaff and/or SHG, you acknowledges that a breach of any of the covenants in Section 6 may result in material irreparable injury to CareerStaff and/or SHG for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, CareerStaff and/or SHG shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by Section 6 or such other relief as may be required to specifically enforce any of the covenants in Section 6.

7.     Legal Fees and Expenses. CareerStaff and/or SHG shall pay or reimburse you on an after-tax basis for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by you as a result of any claim, action or proceeding (a) contesting, disputing, or enforcing any right, benefits, or obligations under this Agreement, or (b) arising out of or challenging the validity, advisability, or enforceability of this Agreement or any provision thereof; provided, however, that this provision shall not apply if the relevant trier-of-fact- determines that your claim or position was frivolous and without reasonable foundation.

8.     Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs), CareerStaff, SHG, and any organization which succeeds to substantially all of the business or assets of CareerStaff or SHG, or otherwise. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there is no such designee, to your estate.

9.     Definitions. The following capitalized terms shall have the meanings specified below:

a.   "Good Cause" shall mean any one of the following:

(1)   Any criminal conviction under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of the Chief Executive Officer of SHG, renders you unsuitable as an officer or employee of SHG.

(2)   Your continued failure to substantially perform the duties reasonably requested by the Chief Executive Officer of SHG and commensurate with your position as President of CareerStaff (other than any such failure resulting from your incapacity due to your physical or mental condition) after a written demand for substantial performance is delivered to you by the Chief Executive Officer of SHG, which demand specifically identifies the manner in which the Chief Executive Officer of SHG believes that you have not substantially performed your duties, and which performance is not substantially corrected by your within ten (10) days of receipt of such demand; and

(3)   Any material workplace misconduct or willful failure to comply with CareerStaff's and/or SHG's general policies and procedures, as they may exist from time to time by you which, in the good faith determination of the Chief Executive Officer of SHG, renders you unsuitable as an officer or employee.

b.   "Change in Control" shall be deemed to have occurred if any of the following events occurs:

(1)   Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of SHG (an "Acquiring Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of Sun Healthcare Group, Inc. ("Parent");

(2)   A merger or consolidation of either Parent or CareerStaff with any other corporation, other than a merger or consolidation which would result in the voting securities of SHG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of SHG or surviving entity outstanding immediately after such merger or consolidation;

(3)   A sale or other disposition by Parent or CareerStaff of all or substantially all of its respective assets;

(4)   During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by Parent's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to SHG ("Chapter 11 Plan"), or a liquidation under the Bankruptcy Code constitute a Change in Control. In addition, notwithstanding Sections 9(b)(1), 9(b)(2), 9(b)(3) and 9(b)(4), a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which SHG continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by SHG, or any transaction undertaken for the purpose of reincorporating SHG under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of SHG's capital stock. Your continued employment without objection following a Change in Control shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder. A Change in Control shall not, by itself, constitute Good Reason hereunder. A termination of your employment without Good Cause (other than by reason of your death or Disability) within six (6) months preceding a Change in Control shall be treated as if such termination occurred on the date of such Change in Control if it is reasonably demonstrated that the termination was at the request of the third party who has taken steps reasonably calculated to effect such Change in Control or otherwise arose in connection with or in anticipation of such Change in Control.

c.   "Disability" means your inability to engage in substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last for a period of 120 substantially consecutive calendar days.

d.   "Good Reason" means a resignation of your employment as a result of any of the following: (1) a meaningful and detrimental alteration in your position or the nature of your responsibilities, or a meaningful and detrimental change in your reporting responsibilities or titles, as in effect immediately prior to your termination of employment; (2) a reduction by CareerStaff and/or SHG in your annual base salary as in effect immediately prior to your termination of employment, a reduction in your target annual bonus (expressed as a percentage of base salary) as in effect immediately prior to your termination of employment, or a failure by CareerStaff and/or SHG to provide you with any other form of compensation or benefit being provided to you immediately prior to your termination of employment; (3) the relocation of your regular office worksite outside of the Dallas, Texas area; or (4) a material breach by CareerStaff and/or SHG of the provisions of this Agreement.

Provided, however, that an event described in the clauses above shall not constitute Good Reason unless it is communicated by you to CareerStaff and/or SHG in writing and is not corrected by CareerStaff and/or SHG in a manner which is reasonably satisfactory to you (including full retroactive correction with respect to any monetary matter) within 10 days of CareerStaff's and/or SHG's receipt of such written notice from you.

e.   "Involuntary Termination" means (1) the termination of your employment by SHG (including without limitation CareerStaff) other than for Good Cause or Disability; or (2) your resignation of employment with SHG for Good Reason (including without limitation CareerStaff).

f.   "SHG" means Sun Healthcare Group, Inc. and any and all of its direct and indirect subsidiaries (including without limitation CareerStaff).

10.     Notices. For purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to SHG:

Sun Healthcare Group, Inc.
Attention: General Counsel
101 Sun Avenue N.E.
Albuquerque, New Mexico 87109

If to you:

Ms. Gay Kelley
5325 Grand Mesa Dr.
Fort Worth, TX 76137

11.     Miscellaneous.

a.   Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

b.   Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c.   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

d.   Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

e.   Source of Payments. Except as expressly provided herein, all payments provided under this Agreement shall be paid in cash from the general funds of SHG and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title, or interest whatsoever in or to any investments which SHG may make to aid in it meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from SHG hereunder, such right shall be not greater than the right of an unsecured creditor of SHG whose claim arose on the date such right to receive payments from SHG arose.

f.   Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

g.   Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

h.   Governing Law; Choice of Forum. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Mexico applicable to contracts entered into and performed in such State. Any judicial action related to the validity, interpretation, construction, performance, enforcement or breach of this Agreement shall be brought by either party or other interested party in the State of New Mexico before a court of competent jurisdiction. The parties to this Agreement each knowingly and voluntarily submit and consent to the courts of the State of New Mexico exercising personal jurisdiction over each of them in any action or proceeding related to the validity, interpretation, construction, performance, enforcement or breach of this Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to SHG the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

SUN HEALTHCARE GROUP, INC.

                   Richard K. Matros
                  Chief Executive Officer

                  Agreed to as of this ___ day of January, 2003.

                  _____________________________
                 GAY KELLEY